Exhibit 99.1
Bancorp of New Jersey, Inc. Reports Continued Record Earnings
and Record Assets
November 2, 2010, Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE-AMEX: BKJ), the holding company of Bank of New Jersey, reported its strongest quarterly net income since opening in May, 2006 as well as reaching $359.9 million in assets as of September 30, 2010. Net income for the third quarter of 2010 reached a record $544 thousand compared to $515 thousand for the third quarter of 2009, representing an increase of $29 thousand, or approximately 5.6%. Earnings per diluted share were $0.10 for the third quarter of 2010 and 2009, respectively. Net income for the first nine months of 2010 exceeded $1.5 million, or $0.30 per diluted share, compared to $822 thousand, or $0.16 per diluted share, for the first nine months of 2009. The net income generated during the quarter represents the company’s fifteenth consecutive quarter of profitability.
During the third quarter of 2010, net interest income increased by 20.5%, or approximately $545 thousand, to $3.2 million from $2.7 million for the third quarter of 2009. During the first nine months of 2010, net interest income reached $9.3 million compared to $6.8 million for the first nine months of 2009, reflecting a 36.2% increase. The increase in net interest income, which remains a focus of management’s efforts, combined with control of increasing non-interest expenses during the third quarter allowed the company to absorb an increased provision for loan losses and to increase net income. During the third quarter of 2010, non-interest expenses, net, increased $143 thousand, or 8.3%, compared to third quarter of 2009, to $1.9 million, while the provision for loan losses increased $356 thousand to $430 thousand during third quarter 2010 as compared to $74 thousand during third quarter 2009. Non-interest expense, net, for the nine months ended September 30, 2010 increased $402 thousand to $5.6 million, compared to $5.2 million for the nine months ended September 30, 2009. For the nine months ended September 30, 2010, the provision for loan losses was $1.1 million, an $806 thousand increase from $279 thousand for the nine months ended September 30, 2009. The increase in the provision for loan losses is primarily the result of the combination of loan growth and the application of the company’s methodology to ensure that the allowance is maintained at an adequate level.
Bancorp of New Jersey’s total assets reached a record level $359.9 million at September 30, 2010 compared to $319.6 million at December 31, 2009. The company also reached record levels in its loans, deposits, and equity as of September 30, 2010. Total loans reached $285.8 million at September 30, 2010 compared to $263.9 million at December 31, 2009, an increase of approximately $21.9 million, or approximately 8.3%. Total deposits increased to $306.9 million at September 30, 2010 from $267.1 million at December 31, 2009, an increase of approximately $39.7 million, or approximately 14.9%. Stockholders’ equity grew to $51.6 million at September 30, 2010 from $49.5 million at December 31, 2009.
On October 29, 2010, the company announced a nonrecurring special cash dividend in the amount of $0.33 per share to holders of record as of November 12, 2010, to be paid on December 20, 2010.
Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services. The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ. A seventh location in Englewood, NJ, is expected to open during 2011.
For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.
If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements include economic conditions affecting the financial industry; volatility in interest rates and the shape of the yield curve; increased credit risks and risks associated with the real estate market; operating, legal, and regulatory risk; economic, political, and competitive forces affecting the company’s lines of business; the extent and timing of actions of the Federal Reserve Board; customer acceptance of our products and services; and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
INCOME STATEMENT
Net Interest Income	$3,204	$2,659	$9,325	$6,848
Provision for loan losses	430	74	1,085	279
Noninterest Expense, net	1,862	1,719	5,568	5,166

Pretax Income	912	866	2,672	1,403
Tax Expense	368	351	1,090	581

Net Income	$544	$515	$1,582	$822

Basic Earnings per Share	$0.10	$0.10	$0.30	$0.16
Diluted Earnings per Share	$0.10	$0.10	$0.30	$0.16

Weighted Average Shares — Basic	5,207	5,102	5,207	5,079
Weighted Average Shares — Diluted	5,226	5,102	5,225	5,079

	9/30/2010	12/31/2009
SELECTED BALANCE SHEET DATA AT END OF PERIOD
Total Loans	$285,820	$263,944
Allowance for Loan Losses	3,499	2,792
Investment Securities	38,897	25,826
Total Assets	359,877	319,608
Total Deposits	306,851	267,143
Stockholders’ Equity	51,638	49,535